Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-140172) and the Registration Statements (Form S-8 Nos. 333-45260 and 333- 62032) pertaining to the 1998 Stock Option and Restricted Stock Plan, the Registration Statement (Form S-8 No. 333-45262) pertaining to the 2000 Employee Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-62024) pertaining to the 2001 Supplemental Stock Option Plan and the Registration Statement (Form S-8 No. 333-115788) pertaining to the Airspan Omnibus Equity Compensation plan 2003 Supplemental Stock Option Plan 2000 Employee Stock Purchase Plan of Airspan Networks, Inc. of our report dated April 27, 2005, with respect to the consolidated financial statements and schedule of Airspan Networks, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Ernst & Young LLP

London, England
March 15, 2007